UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 9, 2022
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 West Georgia Street, Suite 1830 Vancouver, British Columbia	V6E 2Y3
(Address of principal executive offices)	(Zip Code)

(604) 682-9775 Registrant’s telephone number, including area code

Not applicable. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	UEC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐
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Item 7.01         Regulation FD Disclosure

On August 9, 2022, Uranium Energy Corp. (the “Company” or “UEC”) issued a news release announcing that it has received a notice from UEX Corporation (“UEX”) that Denison Mines Corp. (“Denison”) has made a new non-binding proposal to acquire all of the issued and outstanding shares of UEX (“UEX Shares”) pursuant to a plan of arrangement (the “New Denison Proposal”). UEX has further advised UEC that the board of directors of UEX (the “UEX Board”) has determined to unilaterally postpose the special meeting of securityholders of UEX originally scheduled for today, Tuesday, August 9, 2022 to Monday, August 15, 2022 to consider whether the New Denison Proposal constitutes a “Superior Proposal” as defined in the arrangement agreement dated June 13, 2022, as amended June 23, 2022 and August 5, 2022, among UEX, UEC and the UEC 2022 Acquisition Corp. (the “Arrangement Agreement”).

Amir Adnani, President and CEO, stated “The new non-binding Denison offer is 5% more dilutive to its shareholders compared to UEC’s superior bid.  The Denison offer is also inferior as it introduces deal uncertainties for UEX shareholders, that is why we are extremely disappointed in the actions of the UEX board in delaying the shareholder vote. More than 38% of eligible securities have already voted on the UEC proposal with 93.4% voting in favour. We look forward to new shareholder meeting at or earlier than August 15, 2022. As previously mentioned, UEC’s accepted offer doubles UEC’s uranium resource at only 14.2% dilution to our existing shareholders on a pro forma basic shares basis.”

UEC’s offer and amended agreement announced on August 8, 2022 is superior to the New Denison Proposal in all respects:

●
Superior Financial Consideration. The implied value of The New Denison Proposal is not reflective of Denison’s current share price given the 20% dilution Denison would undertake if it were to complete a transaction with UEX.

●
Quicker Path to Completion. UEX securityholders were scheduled to vote on UEC’s proposed acquisition of the UEX Shares based on the Revised UEC Offer on Tuesday August 9, 2022, with closing of the transaction (subject to court approval and the satisfaction or waiver of closing conditions customary for a transaction of this nature) anticipated within days of the UEX securityholder vote.

●
New Denison Proposal is Financially Inferior, Uncertain and Remains Subject to the Execution of a Definitive Agreement. The Denison Proposal, remains subject to, among other things, the execution of a definitive agreement, the preparation of an information circular providing disclosure on the proposed transaction, court and regulatory approvals, and the calling of a new securityholders meeting to approve the transaction. As such, a closing of any deal with Denison is likely to take UEX shareholders into Q4 2022.

Under the terms of the Arrangement Agreement, if the UEX Board determines that the New Denison Proposal is a Superior Proposal and makes a determination to accept, approve, recommend or enter into an agreement in respect of the New Denison Proposal, UEX is required to immediately provide notice to UEC, upon receipt of which UEC has the right, for a period of five business days from receipt of UEX’s notice, to offer to amend the terms of the Arrangement Agreement. In the event that UEC elects not to offer to amend the Arrangement Agreement and if UEX terminates the Arrangement Agreement in order to enter into an agreement with Denison, then UEX is required to pay to UEC a termination fee in the amount of US$8.8 million.

A copy of the news release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

Not applicable.

(b)	Pro forma Financial Information

Not applicable.

(c)	Shell Company Transaction

Not applicable.

(d)	Exhibits

Exhibit	Description

99.1	News Release dated August 9, 2022.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM ENERGY CORP.

DATE: August 9, 2022.	By:	/s/ Pat Obara
Pat Obara, Secretary and
Chief Financial Officer
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